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                       Consent of Independent Accountants

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 8 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 4, 1997, relating to the financial statements and financial highlights of Style Select Series, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Additional Information - Independent Accountants and Legal Counsel" in such Statement of Additional Information and to the reference to us under the heading "General Information - Independent Accountants and Legal Counsel" in such Prospectus.

/s/Price Waterhouse LLP
PRICE WATERHOUSE LLP


1177 Avenue of the Americas
New York, New York
February 20, 1998